Exhibit 10.11

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

Employment Agreement

Executed October 15, 2007

Effective as of August 16, 2007

Leslie Hudson, Ph.D

Chief Executive Officer

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

Dear Dr. Hudson:

Commencing immediately after the conclusion on August 16, 2007 (the “Effective Date”) of your successful interim six-month term as President and Chief Executive Officer of Nabi Biopharmaceuticals (“Nabi”), at Nabi’s request, you have agreed to continue to serve on an interim basis as President and Chief Executive Officer of Nabi. This Agreement sets forth the terms of such employment.

1. TERM: You will serve as Nabi’s President and Chief Executive Officer for a period beginning on the Effective Date and ending on February 16, 2008 (the “Expiration Date”), unless your employment is sooner terminated as provided below (the “Employment Period”).

2. SALARY: Your salary will be $40,000 per month, payable bi-weekly during the Employment Period and pro rated for any partial month during the Employment Period. You will not receive director fees during the Employment Period.

3. BONUS:

(A) Nabi will pay you a cash bonus of $100,000 upon the execution of this Agreement.

(B) In addition, Nabi will pay you a cash bonus of $50,000 immediately (and in all cases prior to March 15, 2008) upon the earlier of (i) the Expiration Date provided you are will employed on that date, (ii) Nabi’s termination of your employment without Cause and (iii) the date on which a new Chief Executive Officer commences employment in such position, provided that your employment has not been terminated by Nabi for Cause (such earliest date being referred to herein as the “Payment Date”). In the event of your death or the termination by Nabi of your employment pursuant to Section 7(B) because of your disability, Nabi will pay you a prorated portion of the $50,000 bonus based upon the number of days elapsed in the Employment Period through the date of the termination of your employment.

(C) Finally, Nabi will pay you an incentive cash bonus (the “Incentive Bonus”) of up to $190,000 equal to $190,000 multiplied by the aggregate Weighting Percentage of the Performance Goals set forth on Exhibit A achieved during the Employment Period. The amount of the Incentive Bonus will be determined and paid within fifteen (15) days of the Payment Date, provided that if such Incentive Bonus is due on a Payment Date prior to the Expiration Date, it will be paid in the full amount of $190,000. In the event of your death or the termination by Nabi of your employment pursuant to Section 7(B) because of your disability, Nabi will pay you a prorated portion of the Incentive Bonus based upon the number of days elapsed in the Employment Period through the date of the termination of your employment and assuming the achievement of each of the Performance Goals.

4. EQUITY RELATED COMPENSATION:

(A) On the date this Agreement is executed by the parties, Nabi will grant to you two awards of restricted shares of Nabi common stock (the “Restricted Stock”) pursuant to the terms of Nabi’s 2007 Omnibus Equity Incentive Plan as set forth below.

(a) Nabi will grant an award of 20,000 shares of Restricted Stock, which award will vest fully on the Payment Date, and partially if you die or Nabi terminates your employment under Section 7(B) of this Agreement on account of a disability. If the award vests because of the termination of your employment on account of your death or disability, the number of shares of Restricted Stock that vest will be prorated based upon the number of days elapsed in the Employment Period. For example, if you die 120 days after the Effective Date, and assuming for purposes of this illustration there are 180 days in the Employment Period, two-thirds (2/3) of the shares of Restricted Stock will vest.

(b) Nabi will grant an award of 48,000 shares of Restricted Stock, which award will vest upon the terms and conditions set forth in the attached Exhibit A (the “Performance Award”).

(B) The agreements evidencing the Restricted Stock awards (each a “Restricted Stock Agreement”) shall be in substantially the form of the restricted stock agreements entered into by you and Nabi in connection with your previous Employment Agreement between you and Nabi dated February 15, 2007 (the “Previous Agreement”) filed most recently with the SEC and otherwise consistent with the terms of this Agreement.

5. BENEFITS:

(A) During the Employment Period, you will be eligible to participate in such fringe benefits programs as are accorded generally to other Nabi executive officers and in which you participated on the Effective Date.

(B) You hereby elect to participate, to the extent permissible, in the premium payment option under Nabi’s cafeteria plan (as defined under section 125 of Internal Revenue Code of 1986, as amended (the “Code”)). Provided that your election to participate in such plan remains in effect, Nabi will pay monthly for each month beginning during the Employment Period up to $1,557 in healthcare insurance premiums on your behalf under the Pfizer Inc. retiree health plan, with the intent that such payments would be made on a pre-tax basis. If your participation in Nabi’s cafeteria plan on the terms set forth in the immediately preceding sentence is not permissible, Nabi will instead make a monthly payment to Pfizer, Inc. on your behalf, during each month beginning during the Employment Period, in the amount of $1,557 (or such other reasonable amount as the Pfizer Retiree Plan requires to provide equivalent benefits), which payment shall be grossed-up for any applicable federal, state and local income taxes, as well as social security and medicare taxes, and for any additional taxes on account of the gross up, to the extent that such payment is compensation income to you.

(C) Nabi will pay you monthly in arrears a per diem fee of $180 to cover food, laundry, gas and other miscellaneous expenses while you are working at Nabi’s facilities in Rockville, Maryland during the Employment Period. Your travel to other Nabi facilities, including Boca Raton, Florida, will be a reimbursable business expense. The per diem fees will not be grossed-up for any applicable federal, state or local income taxes, or any social security or medicare taxes.

(D) Nabi will (i) provide to you with an appropriate corporate apartment and rental car for your use and (ii) reimburse you monthly in arrears upon written request for hotel or other lodging, airfares and car rental expenses (other than gas expenses covered by the per diem in Section 8C of this Agreement) reasonably incurred by you while you are working at the Nabi’s facilities in Rockville, Maryland during the Employment Period. Such reimbursement will be grossed-up for any applicable federal, state and local income taxes and social security and medicare taxes, and for any additional taxes on account of the gross up, in each case to the extent that such reimbursement would be taxable to you.

(E) You will be allowed to take three (3) weeks of paid vacation during the Employment Period under this Agreement and may carry forward any unused vacation time from the agreed entitlement of three (3) weeks of paid vacation in the Previous Agreement. The value of all vacation time that remains unused at the Expiration Date shall be paid to you in accordance with Nabi’s Paid Leave Bank policy.

(F) Nabi will pay legal fees and disbursements reasonably incurred by you in connection with the negotiation of all employment-related agreements, including this Agreement and the Restricted Stock Agreements. Nabi will pay such legal fees and disbursements directly to your counsel promptly after Nabi’s receipt of an invoice that you have approved from such counsel.

(G) Reimbursement of expenses under Sections 5(C) and 5(D) of this Agreement (but not the per diem payment) shall be subject to periodic review by Nabi’s Audit Committee. You agree to use reasonable efforts to maintain adequate records of all reimbursable expenses necessary to satisfy any reporting requirements of the Code, and applicable Treasury regulations.

6. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary, to the discharge and performance of your duties as provided in this Agreement. You shall be located primarily in Nabi’s Rockville, Maryland facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

(B) During the Employment Period, you shall serve as interim President and Chief Executive Officer. Subject to the direction and supervision of Nabi’s Board of Directors and any committee thereof, you shall have full discretionary authority during the Employment Period to control Nabi’s day-to-day operations and to incur such obligations on behalf of Nabi as may be required in the ordinary course of business. You shall also have such other duties as Nabi’s Board of Directors or any committee thereof may reasonably delegate to you, provided that such duties shall be reasonably consistent with those duties assigned to chief executive officers in organizations comparable to Nabi.

(C) You represent and agree that your employment by Nabi and your performance of all the terms of this Agreement will not conflict with or violate any agreement that you may have with any other party; and that you will not disclose to Nabi or induce Nabi to use any confidential or proprietary information or material belonging to any previous employer or other party.

7. TERMINATION:

(A) The Employment Period shall terminate upon your death. You may also terminate the Employment Period upon thirty (30) days’ prior written notice to Nabi.

(B) Nabi may terminate the Employment Period (a) in the event Nabi reasonably determines that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for any four (4) consecutive weeks as the result of mental or physical incapacity or (b) for “Cause”, which is defined as (i) any act of fraud or embezzlement or any other felonious act by you that either (a) involves Nabi or (b) in the case of any such act not involving Nabi, is the subject of an indictment or conviction of you or a nolo contendere plea by you and the Nabi Board of Directors determines in good faith that such indictment, conviction or plea could reasonably be expected to have a material adverse effect on your business reputation or have a material adverse effect on Nabi, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after written notice of such failure is delivered to you, (iii) failure to comply in any material respect with the provisions of Section 9 of this Agreement or (iv) your gross negligence in connection with the performance of your duties as provided for in this Agreement with regard to a material matter, provided that, in the event of a proposed termination under clause (ii) or clause (iv) of this clause (B), you shall receive ten (10) days’ prior written notice of such proposed termination and within such period you shall be afforded an opportunity to be heard by Nabi’s Board of Directors or a duly appointed committee of the Board as to whether grounds for termination under these clauses exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days’ prior notice to you.

(D) Your confidentiality agreement set forth in Section 9 below and your agreement to cooperate set forth in Section 10 below shall survive the termination of your employment regardless of the reasons therefor.

8. SEVERANCE; 409A:

(A) In the event that your employment terminates for any reason, including a termination without Cause pursuant to Section 7C of this Agreement, you will not be entitled to receive any severance or other payment on account of such termination except as expressly provided in Section 8B of this Agreement.

(B) If Nabi terminates your employment without Cause prior to the Expiration Date or, a new Chief Executive Officer commences employment with Nabi in such position prior to the Expiration Date (provided that your employment has not been terminated for Cause), Nabi will make a lump sum payment to you, which payment shall be made on or as soon as practicable after the later of the effective date of your termination (but in no event later than March 15, 2008) in an amount equal to the salary that you would have received if Nabi had continued to employ you through the Expiration Date. In addition, Section 5(B) shall continue to apply through the Expiration Date. In addition, as provided above, you will receive the full Incentive Bonus and the Restricted Stock shall fully vest.

(C) You and Nabi intend that the provisions of this Agreement and all amounts payable to you under this Agreement meet the requirements of Section 409A of the Code to the extent applicable, and this Agreement shall be interpreted in accordance with such intent. The parties agree that all payments hereunder to you are either “short term deferrals” under Section 409A or otherwise exempt from being treated as deferred compensation under Section 409A and will be treated accordingly. A termination of employment shall not be deemed to occur hereunder unless it is a separation from service as an employee within the meaning of Section 409A.

9. CONFIDENTIALITY:

(A) You acknowledge that your duties with Nabi will give you access to trade secrets and other confidential information of Nabi and/or its affiliates and of third parties, including but not limited to information concerning composition, production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a “trade secret” under applicable law, is collectively called “Confidential Information”). You recognize that Confidential Information is proprietary to each such entity and gives each of them significant competitive advantage.

(B) You agree not to use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company and except as may be required by law. Upon Nabi’s request, you will return to the relevant company’s office after the termination of the Employment Period all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information.

(C) You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement in this Section 9, that such injury would not be adequately compensable by monetary damages, and that, accordingly, the offended company may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

(D) If you are legally compelled or otherwise required by a court or regulatory body to disclose any Confidential Information, you will provide Nabi and, if applicable, any other relevant company with prompt written notice of such request, so that the relevant company may seek, at its sole cost and expense, an appropriate protective order or other appropriate remedy. You agree to use commercially reasonable efforts, at the sole cost and expense of the relevant company, to cooperate with such company in its efforts to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, you may furnish that portion (and only that portion) of the Confidential Information that, upon the advice of your counsel, you are legally compelled or otherwise required to disclose.

10. LITIGATION AND REGULATORY COOPERATION: During and after your employment with Nabi, you shall reasonably cooperate with Nabi in the defense or prosecution of any claim now in existence or which may be brought in the future against or on behalf of Nabi which relates to any event or occurrence that transpired while you were employed by Nabi; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Nabi at mutually convenient times. During and after your employment with Nabi, you also shall cooperate fully with Nabi in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Nabi. Nabi shall reimburse you for all out-of-pocket costs and expenses incurred in connection with your performance under this Section 10, including, but not limited to, reasonable attorneys’ fees and costs.

11. INDEMNIFICATION: Reference is made to that certain Indemnification Agreement dated September 6, 2005 between you and Nabi (the “Indemnification Agreement”) under which Nabi agreed, among other things, to indemnify you and hold you harmless with respect to any action taken or omitted by you in your capacity as a Nabi director, to the fullest extent permissible under applicable law, as such law may be amended or supplemented from time to time. You and Nabi hereby agree that the Indemnification

Agreement shall apply equally to any action taken or omitted by you in your capacity as an officer, employee or agent of Nabi or as a director, officer, employee, member, manager, trustee (or other fiduciary) or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, or any employee benefit plan (or related trust) sponsored or maintained by Nabi or any subsidiary, as to which you are or were serving in one or more such capacities at the request of Nabi or any of its subsidiaries. You and Nabi further agree that this sentence is intended to be and shall be construed as an amendment of the Indemnification Agreement within the meaning of Section 18 of the Indemnification Agreement.

12. MISCELLANEOUS:

(A) This Agreement and the rights and obligations of the parties pursuant to it and any other instrument or document issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

(B) The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

(C) In any suit, action or proceeding arising out of or in connection with this Agreement, Nabi shall bear all of its attorneys’ fees and disbursements, including fees and disbursements on appeal, and if you prevail in such suit, action or proceeding, Nabi shall promptly reimburse you for attorneys’ fees and disbursements reasonably incurred by you in such suit, action or proceeding, including fees and disbursements on appeal.

(D) This Agreement and the Restricted Stock Agreements, each dated the Effective Date, the Employee Invention Agreement dated February 15, 2007 and the Indemnification Agreement are a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void.

(E) This Agreement cannot be amended or waived orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(F) All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement.

(G) All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.

If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided and returning a signed copy to us.

NABI BIOPHARMACEUTICALS 5800 Park of Commerce Boulevard, N.W. Boca Raton, Florida 33487

By:	/s/ Geoffrey F. Cox
Geoffrey F. Cox, Ph.D
Chairman

ACCEPTED AND AGREED:

/s/ Leslie Hudson
Leslie Hudson, Ph.D
1028 Princeton Kingston Road
Princeton, NJ 08540